February 13, 2024

Dear Shareholders,

We've had another great quarter, reporting **better-than-expected and accelerated revenue growth**, with Q4 total revenue of $474 million, up 9% year over year. Residential revenue of $349 million increased 3% year over year, returning to positive year-over-year growth. During the same time frame, the broader residential real estate industry declined by 4%, meaning our Q4 Residential revenue outperformed the industry by 700 basis points[1]. Q4 now marks the sixth consecutive quarter of meaningful outperformance vs. the industry. Our ongoing efforts to improve our customer funnel, capture more demand, connect more of that demand to our partner network, and focus on conversion continue to drive impressive results.

Rentals also had a strong quarter with accelerating revenue growth, up 37% year over year to $93 million. This performance was driven by accelerating multifamily property growth, with more than 37,000 properties listed across Zillow at the end of 2023[2]. We continue to be the No. 1 most visited rentals platform[3], with average monthly rentals unique visitors up double digits year over year in Q4[4], and we believe we are well-positioned for Rentals revenue to continue growing. We're also making excellent progress in Mortgages, growing our purchase mortgage origination volume more than 100% year over year in Q4 and further integrating Zillow Home Loans with our Premier Agent partners.

We continue to advocate for what we believe is best for consumers and the real estate industry as a whole. In November, we outlined the marketplace principles that underlie Zillow's position — access, representation, and compensation:

Q4 Key Highlights

Revenue:
$474 Million

GAAP Net Loss:
$73 Million

Adjusted EBITDA[5]:
$69 Million

Average Monthly Unique Users:
194 Million (-2% YoY)

Visits:
2.2 Billion (+1% YoY)

FY23 Key Highlights

Revenue:
$1.9 Billion

GAAP Net Loss:
$158 Million

Adjusted EBITDA[5]:
$391 Million

Average Monthly Unique Users:
214 Million (-3% YoY)

Visits:
10 Billion (-5% YoY)

---

[1]*National Association of REALTORS® existing homes sold during Q4 2023 multiplied by the average selling price per home for Q4 2023, compared to the same period in 2022.*
[2]*Includes Zillow, Trulia and HotPads mobile apps and websites.*
[3]*Comscore data as of December 2023.*
[4]*Zillow Group internal data for average monthly unique visitors on rental listings on Zillow, Trulia and HotPads mobile apps and websites.*
[5]*Adjusted EBITDA is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about our presentation of Adjusted EBITDA, including a reconciliation to the most directly comparable GAAP financial measure, which is net income (loss) for the relevant period.*

1 | Q4 2023

ZILLOW GROUP

● We believe in a real estate marketplace that is transparent and fair, in which consumers and agents have easy and equitable access to information. ● We believe buyers and sellers deserve independent representation . ● We believe agents should be compensated fairly and that consumers should be well-informed of agent compensation as well as their right to negotiate. Recently, we elaborated on these views on a new web page — advocacy.zillowgroup.com — that outlines how we are working to elevate industry standards on consumers’ behalf. These marketplace principles have underpinned our work since the Zestimate launched in 2006 with the charge of “turning on the lights” in real estate by giving consumers access to more information than they’d ever had before. Over the years, we’ve built products and services designed to empower customers with data and information, transforming a previously opaque marketplace into the more transparent one we experience today. Everyone who has moved knows how much time, energy and money it takes. We believe Zillow is best positioned to meet that need. To help solve this challenge, we set out to become the housing super app: a digital experience where all the disparate pieces of the gnarly moving process are integrated on one platform. The housing super app is here today. It’s called Zillow. Zillow’s housing super app empowers customers by delivering real estate data and education, a suite of Zillow-owned solutions, and a network of best-in-class partners at their fingertips. This quarter, we released an updated investor presentation 6 that we encourage you to look at in addition to this letter. It introduces a new, refined way to size our opportunity — an estimated $30 billion accessible total addressable market (TAM) of high-intent customers already raising their hands in the Zillow funnel 7 . Today, 7 Estimate of buy- and sell-side transactors engaged in Zillow’s funnel multiplied by estimated revenue per transaction for buyers and sellers, respectively. 6 https://investors.zillowgroup.com/investors/news-and-events/events-and-presentations/defau lt.aspx 2 | Q4 2023

we capture only $1.5 billion of that $30 billion accessible TAM, which represents our reported full-year 2023 Residential and Mortgages revenue. The investor presentation also serves as an overview of what we have accomplished so far, as well as our strategy to grow our current small share of our larger TAM. We believe we have many years of growth into that $30 billion revenue TAM, bolstered by our position as one of the largest internet brands in the United States, alongside iconic brands such as Facebook, Spotify, and Netflix 8 . Over the past 15+ years, we’ve released a constant stream of novel, engaging, and practical product innovations, which is how great brands are created. Zillow has more than 60% 9 unaided brand awareness among buyers, which is rarefied air for a brand to achieve in any category. That is based on our own data, but Google search activity provides a good impartial proxy for that brand awareness: “Zillow” is searched more than the category term “real estate” and three times more than the name of our nearest competitor 10 . Our brand strength 11 is also evident in Zillow’s traffic composition, with about 80% 12 being organic, and in our app usage, which is more than three times that of our nearest competitor 13 . Zillow pioneered mobile real estate shopping with our leading iPhone and Android apps. Steve Jobs highlighted the Zillow app onstage when Apple launched the iPad. Taking things full circle, this month we partnered with Apple again for the launch of Zillow Immerse on the new Apple Vision Pro 14 to offer mover-consumers an interactive way to explore Listing Showcase listings with spatial technology, creating an extraordinary home-shopping experience. We have been, and will continue to be, on the leading edge of using technology to create magical new user experiences. 14 https://investors.zillowgroup.com/investors/news-and-events/news/news-details/2024/Experie nce-the-future-of-home-tours-with-Zillow-Immerse-on-Apple-Vision-Pro/default.aspx 13 data.ai data for January 2023 – December 2023. 12 Based on Zillow Group internal data . 11 https://www.zillowgroup.com/fourth-quarter-2023-media-coverage-highlights/ 10 Source: Google Trends (2010–2023) for search terms “Zillow,” “real estate,” “Realtor.com,” and “Redfin.” 9 Based on Zillow Group internal data. 8 Comscore Top 100 Internet Properties data for the month of December 2023. Zillow Group is ranked No. 35. 3 | Q4 2023

GROWTH STRATEGY We’re investing across five for-sale growth pillars: touring, financing, seller solutions, enhancing our partner network, and integrating our services. We’ve also added rentals as an additional growth pillar this quarter. These growth pillars serve as a roadmap to achieve our goals to grow customer transaction share from 3% to 6% by the end of 2025 and grow our revenue alongside that transaction share growth 15 . TOURING When a customer raises their hand to look at a home they’ve been coveting on Zillow, it’s a strong signal of serious intent to transact. As we work to convert more visitors on our site into transactors, the home tour remains a critical focus area for us. Touring has historically been painful for both movers and agents, so we’ve invested in making the process more seamless than it’s ever been. Our real-time touring product, powered by ShowingTime, is meaningfully improving our ability to connect higher-intent customers to our Premier Agent partners. We ended Q4 with real-time tours delivering approximately 10% of our total Premier Agent partner connections. We expect to expand our breadth of coverage by launching additional markets and increase our depth by growing real-time touring to account for approximately 20% of connections by the end of 2024. This is driving a better customer and agent experience, with less friction, as we see increased successful connections and more customers working with agents. FINANCING Our industry surveys indicate that approximately 40% of all homebuyers start their journey by shopping for a mortgage, and 80% of those buyers don’t yet have an agent. Knowing that almost all of these mortgage seekers use Zillow positions us well to build a substantial direct-to-consumer purchase mortgage origination business that is seamlessly integrated with our extensive Premier Agent partner network. 15 Please see the “Forward-Looking Statements” section below for additional information about these forward-looking targets. 4 | Q4 2023

Most notably, our integration efforts are driving purchase mortgage origination volume growth. In our original four enhanced markets (Atlanta, Phoenix, Raleigh, Denver), we saw our customer adoption rates climb from 6% to 15% over the course of 2023 16 . Since Q1 2023, the percentage of Zillow Home Loans purchase mortgages in which a customer works with a Premier Agent partner increased from 23% to 53%. All of this success translates to $487 million in purchase loan origination volume in Q4, a more than 100% year-over-year increase, despite a challenging mortgage-rate environment. SELLER SOLUTIONS In 2023, we expanded our Total Addressable Market by introducing new seller solutions, most notably Listing Showcase. This product elevates agents’ brand presence on Zillow and helps them win more listings. Listing Showcase also improves the shopper experience with our home-grown AI-powered rich media and floor plan technology. This is a unique differentiator in the marketplace and a considerable benefit to buyer engagement and experience. We are in the early days of this product, having launched in Q3, but there is significant demand from listing agents and significant engagement with consumers. Our data indicates that Listing Showcase listings receive 68% more page views, 66% more saves, and 63% more shares 17 . We are actively rolling out Listing Showcase nationwide, with the intermediate-term goal of 5–10% listing coverage, which we believe represents a $150–$300 million annual revenue opportunity. ENHANCING OUR PARTNER NETWORK Our mandate here is simple: help the best agents provide better service to more of our shared customers to grow their businesses and our business. We are doing this in a few ways: first, we’re increasing the number of our enhanced market partners as we plan to expand from 9 enhanced markets to 40 enhanced markets 17 Compared to listings on Zillow without virtual tours . The data is from Jan. 14, 2024, and is an average from the immediately preceding six-month period. The data excludes the top 5% and bottom 5% lift of total page views, saves, and shares from each month and the immediately preceding six-month average . 16 Adoption rate measures the percentage of Zillow Home Loans customers who also use a Premier Agent partner to purchase a home, as measured by Zillow Group’s internal data. 5 | Q4 2023

by the end of 2024. Second, we’re working to deliver the integrated experience between Zillow Home Loans and our Premier Agent partners. We’re seeing strong progress already, with one in two Premier Agent partners in our enhanced markets now introducing their customers to Zillow Home Loans, up from one in five at the end of 2022. Last, we are excited to accelerate improvements to Follow Up Boss and make it available to more agents to increase conversion. With the power of Follow Up Boss, our Premier Agent partners will be better equipped than ever to deliver the best possible customer experiences while growing their businesses. INTEGRATING OUR SERVICES This growth pillar involves pulling together consumer, agent and loan officer technology and integrating them into the housing super app. It’s no small feat, but it’s what mover-consumers want, and we’re in the best position to deliver it to them. As evidenced by our performance in our two earliest enhanced markets — Phoenix and Atlanta — our integrated strategy is working to drive customer transaction share gains. Since the beginning of 2022, our customer transaction share has nearly doubled 18 . Additionally, across our entire set of nine enhanced markets, we are seeing consistent outperformance in connections growth versus the industry 19 — and this gives us great confidence to further expand our enhanced markets footprint more rapidly in 2024. By the end of 2024, we expect to expand to 40 enhanced markets, and our integrated experience within those markets is expected to cover 20% of total Zillow connections. We enter each market with a subset of partners and customer coverage as we work to deepen our product offerings across the market over time. 19 Represents monthly year-over-year growth in connections versus monthly year-over-year growth in existing home sales in 2023 for the nine enhanced markets. 18 Represents customer transaction share growth in the Phoenix and Atlanta enhanced markets in Q1 2022 compared to Q4 2023. Please see the “Use of Operating Metrics” section below for additional information about our calculation of customer transaction share. 6 | Q4 2023

RENTALS Rentals is a fast-growing marketplace with a huge opportunity in front of it. Nearly every homebuyer starts out as a renter, and providing our customers with optionality is as important as ever in a challenging housing market. Today, we have the largest audience of renters in the market, with limited marketing spend to date. We’re leveraging our position as traffic leader 20 to grow our multifamily properties, which has accelerated our multifamily revenue growth year over year from 14% in Q4 2022 to 52% in Q4 2023. As we work to serve more of this market and grow revenue, we plan to expand the number of multifamily properties and deliver a superior experience for our rentals partners. LOOKING AHEAD It has been a busy and exciting two years as we’ve been building and investing in these growth pillars, adding to our Zillow housing super app experience. We are looking forward to continued growth in the years ahead as we solve customer pain points no other company is even attempting: building a better, integrated real estate transaction experience. Sincerely, Rich Barton Jeremy Hofmann Co-founder & CEO CFO 20 Comscore data as of December 2023. 7 | Q4 2023

Fourth-Quarter and Full-Year 2023 Highlights Zillow Group’s fourth-quarter results exceeded our outlook for revenue and Adjusted EBITDA. ● Q4 revenue was $474 million, up 9% year over year and above the midpoint of our outlook range by $31 million. Full-year revenue was $1.9 billion, down 1% year over year. ○ Residential revenue was up 3% year over year in Q4 to $349 million, outperforming both the residential real estate industry total transaction value decline of 4% and our outlook. ○ Rentals revenue of $93 million increased 37% year over year, primarily driven by multifamily revenue growing 52% year over year in Q4. ○ Mortgages revenue of $22 million increased 22% year over year, due pri marily to a 105% year-over-year increase in purcha se loan origination volume to $487 million in Q4. ● On a GAAP basis, net loss was $73 millio n, or 15% of total revenue, in Q4 2023, compared to $72 million, or 17% of total revenue, in Q4 2022, and was $158 million for the full year 2023. ● Q4 Adjusted EBITDA was $69 million, or 15% of total revenue, $19 million above the midpoint of our outlook range, driven primarily by higher-than-expected Rentals and Residential revenue. Excluding a one-time partial lease termination expense, Q4 Adjusted EBITDA would have been $83 million, or 18% of total revenue, up from 17% in Q4 of 2022. Adjusted EBITDA for the full year 2023 was $391 million. ● Cash and investments at the end of Q4 were $2.8 billion, down from $3.3 billion at the end of Q3. ● Traffic to Zillow Group’s mobile apps and sites in Q4 was 194 million average monthly unique users, down 2% year over year. Visits during Q4 were 2.2 billion, up 1% year over year. 8 | Q4 2023

Select Q4 and Full-Year 2023 Results

RESIDENTIAL

Residential revenue increased 3% year over year to $349 million in Q4 2023, driven primarily by better-than-expected Premier Agent revenue. Our Q4 2023 residential revenue represented 700 basis points of outperformance relative to industry total transaction value, which declined 4% year over year. Full-year 2023 Residential revenue was $1.5 billion, down 5% year over year, driven by lower Premier Agent revenue. 2023 performance represented 1,200 basis points of outperformance relative to industry total transaction value, which declined 17% year over year. Our relative outperformance versus the industry for Q4 and the full year 2023 was primarily driven by our ability to connect high-intent consumers to our Premier Agent partners.



RESIDENTIAL REVENUE
$400M
$300M
$200M
$100M
$0M
$340M
$361M
$380M
$362M
$349M
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023

Premier Agent revenue was flat year over year in Q4 2023, outperforming our expectation for a decline between 4% and 9%. Our mid-funnel investments have improved our ability to capture more of our customer demand and connect more of that demand to our Premier Agent partners.

RENTALS

Q4 Rentals revenue of $93 million represented an increase of 37% year over year, up from 34% year-over-year growth in Q3 2023, primarily driven by our multifamily revenue, which grew 52% year over year in Q4 2023. Full-year 2023 Rentals revenue was $357 million, up 30% year over year. We continue to grow our multifamily rentals marketplace, with the number of multifamily properties advertising across Zillow reaching 37,000 at the end of 2023. Our total active rental listings were also up 40% year over year in Q4. We believe the increase in active rental listings is driving our industry-leading rentals traffic, which was up 10% year over year in Q4 to 34 million average monthly unique users, based on our internal Google Analytics data. We also benefited from industry tailwinds as occupancy rates have declined from historically high levels, which drives an increasing need for advertising.



RENTALS REVENUE
$120M
$100M
$80M
$60M
$40M
$20M
$0M
$68M
$74M
$91M
$99M
$93M
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023



RENTALS UUs
40M
30M
20M
10M
0M
31M
37M
39M
38M
34M
Q4 2022
Q1 2023
Q2 2023
Q3 2023
Q4 2023

9 | Q4 2023

ZILLOW GROUP

MORTGAGES Mortgages revenue was $22 million for Q4, an increase of 22% year over year, driven by 105% growth in our purchase loan origination volume. 2023 revenue was $96 million, down 19% year over year. We accelerated growth in our purchase loan origination volume throughout 2023, ending the year originating a total of $1.5 billion of purchase loans, up 93% year over year despite the difficult macroeconomic environment evidenced by total industry purchase loan originations being down 16% year over year per the Mortgage Bankers Association. We made steady progress throughout 2023 to help more of our customers with financing by improving integration between Zillow Home Loans and our Premier Agent partner network, and by increasing customer engagement on our apps and sites. In Q4 2023, more than 50% of all Zillow Home Loans purchase loans were integrated with a Premier Agent partner, and in our more mature enhanced markets (Atlanta, Denver, Phoenix, and Raleigh), we are seeing 15% of buyers use both a Premier Agent partner and close with Zillow Home Loans, up from 6% in Q1 2023. NET LOSS AND ADJUSTED EBITDA GAAP net loss was $73 million in Q4, and net loss margin was 15%, compared to a GAAP net loss of $72 million in Q4 2022 with a net loss margin of 17%. GAAP net loss for the full year 2023 was $158 million, and net loss margin was 8%. Adjusted EBITDA was $69 million in Q4, above the midpoint of our outlook range by $19 million, driven by strong Rentals revenue and higher-than-expected Residential revenue. Adjusted EBITDA margin was 15% for Q4. Excluding a one-time partial lease termination expense, Q4 Adjusted EBITDA would have been $83 million, or 18% Adjusted EBITDA margin, or roughly 100 basis points margin expansion from the 17% margin in Q4 2022. Full-year 2023 Adjusted EBITDA was $391 million, and Adjusted EBITDA margin was 20%. 10 | Q4 2023

Select Operating Expenses and Cost of Revenue Sales and marketing, technology and development, general and administrative expenses (select operating expenses), and cost of revenue totaled $567 million in Q4, up 4% sequentially from $547 million in Q3 2023 and up 12% year over year from Q4 2022. Year-over-year results were impacted by a higher cost of revenue, which was up $26 million year over year, primarily due to an increase in website development costs as we continue to test and release new products, as well as the impact of a one-time partial lease termination expense of $14 million. Adjusted EBITDA expenses 21 were $405 million in Q4 2023. Excluding the one-time partial lease termination expense of $14 million, Adjusted EBITDA expenses would have totaled $391 million, roughly flat sequentially from Q3 and at the low end of our outlook, as a result of our ongoing focus on cost management. The following table presents a reconciliation of Adjusted EBITDA expenses to select operating expenses and cost of revenue for the periods presented (in millions, except percentages, unaudited): 21 Adjusted EBITDA expenses is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the “Use of Non-GAAP Financial Measures” section below for more information about the presentation and calculation of Adjusted EBITDA expenses. 11 | Q4 2023

BALANCE SHEET & CASH FLOW SUMMARY We ended Q4 with cash and investments of $2.8 billion, down $500 million compared to the end of Q3 2023, after the approximately $400 million closing cash purchase price for our acquisition of Follow Up Boss, $88 million of share repurchases, and $56 million in convertible debt repurchases, partially offset by positive operating cash flow. Our available share repurchase authorization was $770 million at the end of Q4. Outstanding convertible debt was $1.6 billion at the end of Q4. Outlook The following table presents our outlook for the three months ending March 31, 2024 (in millions): 22 23 23 We have excluded from our outlook for “Weighted-average shares outstanding - diluted” any potentially dilutive impact of the conversion of our convertible senior notes due in 2024, 2025 and 2026 and any potentially anti-dilutive impact of future share repurchases or capped call unwinds. The maximum number of shares underlying the convertible senior notes and capped call confirmations is 33.0 million and 11.5 million shares of Class C capital stock, respectively. 22 Zillow Group has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted Adjusted EBITDA within this communication because the company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the company’s capital stock; depreciation and amortization from new acquisitions; impairments of assets; gains or losses on extinguishment of debt; and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. We have not provided a reconciliation of forecasted Adjusted EBITDA expenses to total select operating expenses and cost of revenue, the most directly comparable GAAP financial measure, for the same reasons. For more information regarding the non-GAAP financial measures discussed in this communication, please see the “Use of Non-GAAP Financial Measures” section below. 12 | Q4 2023

● We estimate industry total transaction value in Q1 to be between up 1% and down 4% year over year. ● Our outlook implies Q1 Adjusted EBITDA expenses will be in the range of $400 million to $405 million, which is up sequentially when excluding the impact of a one-time partial lease termination expense of $14 million that was recorded in Q4 2023. The increase in our expense outlook is being driven by three primary factors: Firstly, we will have a full quarter of operating costs for Follow Up Boss; secondly, an annual increase in payroll taxes occurs every Q1; and lastly, we are staffing up variable headcount for sales, given the growth we expect in 2024 from Rentals, Listing Showcase, and Zillow Home Loans. 13 | Q4 2023

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our future targets, the future performance and operation of our business, our business strategies and ability to translate such strategies into financial performance, the current and future health and stability of the residential housing market and economy, volatility of mortgage interest rates, and our expectations regarding future shifts in behavior by consumers and employees. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “opportunity,” “guidance,” “would,” “could,” “strive,” or similar expressions constitute forward- looking statements. Forward-looking statements are made based on assumptions as of February 13, 2024, and although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to: the current and future health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising and product inventory and pricing and maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile applications and websites; our ability to comply with current and future multiple listing service (“MLS”) rules and requirements; our ability to navigate industry changes, including as a result of certain or future class action lawsuits or government investigations, which may include lawsuits or investigations in which we are not a party; our ability to continue to innovate and compete successfully against our existing or future competitors to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans, our mortgage origination business, including the ability to obtain or maintain sufficient financing to fund its origination of mortgages, meet customers’ financing needs with its product offerings, continue to grow the origination business and resell originated mortgages on the secondary market; the duration and impact of natural disasters, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our ability to maintain adequate security measures or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; the impact of pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations in which we are not a party; our ability to attract, engage, and retain a highly skilled, remote workforce; acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of generative artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay debt, settle conversions of our convertible senior notes, or repurchase our convertible senior notes upon a fundamental change; our ability to raise additional capital or refinance on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk Factors” described in Zillow Group’s publicly available filings with the Securities and Exchange Commission (“SEC”). Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. 14 | Q4 2023

No Incorporation by Reference This communication includes website addresses and references to additional materials found on those websites, including Zillow Group’s websites. These websites and materials are not incorporated by reference herein or our other filings with the SEC. Use of Estimates and Statistical Data This communication includes estimates and other statistical data made by independent third parties and by Zillow Group relating to the housing market, connections, engagement, growth, and other data about Zillow Group’s audience, performance and the residential real estate industry. These data involve a number of assumptions and limitations, which may significantly impair their accuracy, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of future performance are necessarily subject to a high degree of uncertainty and risk. Use of Operating Metrics Zillow Group reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. This communication includes Customer Transactions and Customer Transaction Share as a percentage of total residential real estate transactions. Zillow Group uses these operating metrics on a periodic basis to evaluate and provide investors with insight into the performance of Zillow Group’s transaction-based product and service offerings, which currently include Premier Agent, Listing Showcase, seller solutions and Zillow Home Loans. Customer Transactions: Zillow Group calculates “Customer Transactions” as each unique purchase or sale transaction in which the homebuyer or seller uses Zillow Home Loans, Listing Showcase and/or involves a Premier Agent or seller solutions partner with whom the buyer or seller connected through Zillow Group. In particular: • For Premier Agent and seller solutions partners, Zillow Group uses an internal approximation of the number of buy- and/or sell-side transactions, as applicable, that involve a Premier Agent or seller solutions partner with whom the buyer or seller connected through Zillow Group. Because of the challenges associated with measuring the conversion of connections to transactions outside of our Premier Agent Flex and our seller solutions programs, including reliance on the availability and quality of public records and data, these estimates may be inaccurate. • For Zillow Home Loans, Zillow Group counts each unique purchase transaction in which the buyer uses Zillow Home Loans. • For Listing Showcase, Zillow Group counts each unique sale transaction in which the listing agent or seller uses Listing Showcase. Revenue Per Customer Transaction: Zillow Group calculates “Revenue Per Customer Transaction” as Premier Agent, seller solutions, Zillow Home Loans and Listing Showcase revenue divided by the number of Customer Transactions, for the period presented. Customer Transaction Share: Unless otherwise indicated, “Customer Transaction Share” is Customer Transactions divided by the number of total residential real estate transactions, for the period presented. Use of Non-GAAP Financial Measures To provide investors with additional information regarding our financial results, this communication includes references to non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses. • Adjusted EBITDA Reconciliation We have provided a reconciliation below of Adjusted EBITDA to net loss, the most directly comparable U.S. generally accepted accounting principle (“GAAP”) financial measure. • Adjusted EBITDA Margin Reconciliation We have provided a reconciliation below of Adjusted EBITDA margin to net loss margin, the most directly comparable GAAP financial measure. 15 | Q4 2023

• Adjusted EBITDA Expenses Reconciliation We have provided a reconciliation above of Adjusted EBITDA expenses to total select operating expenses and cost of revenue, the most directly comparable GAAP financial measure, and a calculation below of Adjusted EBITDA expenses calculated as revenue less Adjusted EBITDA. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses are key metrics used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, the exclusion of certain expenses in calculating these measures facilitates operating performance comparisons on a period-to-period basis. Our use of non-GAAP financial measures has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to, the fact that such non-GAAP measures: • Do not reflect changes in, or cash requirements for, our working capital needs; • Do not reflect the results of discontinued operations; • Do not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments; • Do not reflect impairment and restructuring costs; • Do not reflect acquisition-related costs; • Do not reflect the gain on extinguishment of debt; • Do not reflect interest expense or other income, net; • Do not reflect income taxes; and • Other companies, including companies in our own industry, may calculate these non-GAAP measures differently from the way we do, limiting their usefulness as comparative measures. Because of these limitations, you should consider Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses alongside other financial performance measures, including various cash-flow metrics, net loss, and our other GAAP results. 16 | Q4 2023

The following tables present a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure, which is net loss, and a calculation of Adjusted EBITDA expenses for each of the periods presented (in millions, unaudited):

	Three Months Ended					Year Ended
	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	December 31, 2022
Reconciliation of Adjusted EBITDA to Net Loss:						
Net loss	$ (73)	$ (28)	$ (35)	$ (22)	$ (72)	$ (101)
Loss from discontinued operations, net of income taxes	—	—	—	—	—	13
Income taxes	3	—	1	—	4	3
Other income, net	(43)	(34)	(42)	(32)	(24)	(43)
Depreciation and amortization	53	49	45	40	36	150
Share-based compensation	109	109	130	103	110	433
Impairment and restructuring costs	10	1	2	6	10	24
Acquisition-related costs	2	1	1	—	—	—
Gain on extinguishment of debt	(1)	—	—	—	—	—
Interest expense	9	9	9	9	9	35
Adjusted EBITDA	$ 69	$ 107	$ 111	$ 104	$ 73	$ 514

	Three Months Ended		
	December 31, 2023	September 30, 2023	December 31, 2022
Calculation of Adjusted EBITDA Expenses:			
Revenue	$ 474	$ 496	$ 435
Less: Adjusted EBITDA	(69)	(107)	(73)
Adjusted EBITDA expenses	$ 405	$ 389	$ 362

17 | Q4 2023

ZILLOW GROUP

The following tables present the calculation of Adjusted EBITDA margin and associated year-over-year percentage changes and the most directly comparable GAAP financial measure and related year-over-year percentage changes, which is net loss margin, for each of the periods presented (in millions, except percentages and margin change basis points, unaudited):

	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	2022 to 2023 % Change	Year Ended December 31, 2023	Year Ended December 31, 2022	2022 to 2023 % Change
Revenue:						
Residential	$ 349	$ 340	3%	$ 1,452	$ 1,522	(5)%
Rentals	93	68	37%	357	274	30%
Mortgages	22	18	22%	96	119	(19)%
Other	10	9	11%	40	43	(7)%
Total revenue	$ 474	$ 435	9%	$ 1,945	$ 1,958	(1)%
Other Financial Data:						
Gross profit	$ 359	$ 346	4%	$ 1,524	$ 1,591	(4)%
Net loss	$ (73)	$ (72)	1%	$ (158)	$ (101)	56%
Adjusted EBITDA	$ 69	$ 73	(5)%	$ 391	$ 514	(24)%

Percentage of Revenue:	Three Months Ended December 31, 2023	Three Months Ended December 31, 2022	2022 to 2023 % Change	2022 to 2023 Margin Change Basis Points	Year Ended December 31, 2023	Year Ended December 31, 2022	2022 to 2023 % Change	2022 to 2023 Margin Change Basis Points
Gross profit	76%	80%	(5)%	(400)	78%	81%	(4)%	(300)
Net loss	(15)%	(17)%	12%	200	(8)%	(5)%	(60)%	(300)
Adjusted EBITDA	15%	17%	(12)%	(200)	20%	26%	(23)%	(600)

18 | Q4 2023
ZILLOW GROUP

https://investors.zillowgroup.com